Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is made and entered into on November 18, 2014 (the “Effective Date”) and confirms the following understandings and agreements between Lipocine (“Lipocine” or the “Company”) and Gerald T. Simmons (hereinafter referred to as “you” or “your”).

WHEREAS, you were employed as Lipocine’s Corporate Business Development Officer by Lipocine (your “Employment”) pursuant to an Employment Agreement dated effective January 7, 2014 (your “Employment Agreement”);

WHEREAS, in connection with your Employment, you entered into an Employee Inventions and Proprietary Rights Assignment Agreement dated May 1, 2003 (your “Inventions Agreement”) and on January 9, 2014 you signed an Employee Acknowledgment Form (your “Acknowledgement Form”);

WHEREAS, your Employment was terminated by Lipocine effective November 28, 2014 (the “Separation Date”);

WHEREAS, you and Lipocine desire to fully and finally settle all issues, differences, and claims, whether potential or actual, between you and Lipocine, including, but not limited to, any claims that might arise out of your Employment with Lipocine or the termination of your Employment with Lipocine;

WHEREAS, in connection with the separation from your Employment, you and Lipocine now desire to enter into this Agreement, which sets forth a mutually satisfactory arrangement concerning, among other things, separation from your employment and payment of a severance to which you would otherwise not be entitled.

NOW, THEREFORE, in consideration of the foregoing recitals and the promises set forth herein and for other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, you and Lipocine, intending to be legally bound, agree as follows:

1.            Employment Status and Effect of Separation.

(a)          You and Lipocine hereby acknowledge the termination of your Employment and the termination of any position you held or hold at Lipocine, effective as of the Separation Date. From and after the Separation Date, you agree not to represent yourself as being an employee, officer, director, agent or representative of Lipocine for any purpose.

(b)          The Separation Date shall be the termination date of your Employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through Lipocine. In connection with your separation, you will be entitled to receive amounts payable to you under any retirement and fringe benefit plans maintained by Lipocine and in which you participate in accordance with the terms of each such plan and applicable law.

(c)            You acknowledge and agree that all of the payment(s) and other benefits you have received as of the Effective Date or are payable pursuant to Section 2(a) of this Agreement are in full discharge and satisfaction of any and all liabilities and obligations of Lipocine or any of its direct or indirect parent(s), subsidiaries, and/or affiliates (collectively, the “Company Group”) to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of Lipocine or any other member of the Company Group and/or any alleged understanding or arrangement between you and Lipocine or any other member of the Company Group.

2.            Release and Waiver of Claims.

(a)            Lipocine will pay you, as a severance payment, a total sum of Ninety Two Thousand Three Hundred Fifty One Dollars and 04/100 ($92,351.04), which amount is computed as provided in your Employment Agreement (the “Consideration”). In addition, Lipocine is paying you, as earned paid time off, a total sum of Thirty Three Thousand Seven Hundred and Sixty Six Dollars and 18/100 ($33,766.18). The Consideration will be paid to you in one lump sum, less applicable deductions and withholdings for state and federal taxes, within two (2) business days after the expiration of the Revocation Period, provided that you do not revoke this Agreement. However in accordance with your Employment Agreement you may elect to defer your Consideration for up to 60 days. You acknowledge that the Consideration represents monies to which you would not be entitled but for this Agreement.

(b)             For and in consideration of the Consideration, and for other good and valuable consideration set forth herein, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective the date hereof, do fully and forever release, remise and discharge Lipocine and each member of the Company Group, and each of their direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees, attorneys and agents (collectively, the “Company Parties”), from any and all claims whatsoever up to the Effective Date which you had, may have had, or now have against the Company Parties, for or by reason of any matter, cause or thing whatsoever, including without limitation any claim arising out of or attributable to your Employment or the termination of your Employment with Lipocine or any member of the Company Group whether for contract, tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, failure to hire, re-hire, or contract with as an independent contractor, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Civil Rights Act of 1866, 42 U.S.C. §1981 et seq.; the Civil Rights Act of 1964, 42 U.S.C. §2000 et seq.; the Civil Rights Act of 1991; the Rehabilitation Act of 1973, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §1201 et seq.; the Family and Medical Leave Act, 29 U.S.C. §2601 et seq.; the National Labor Relations Act, 29 U.S.C. §151 et seq.; the Fair Labor Standards Act, 29 U.S.C. §201 et seq.; the Vietnam Era Veterans’ Readjustment Assistance Act of 1974; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq.; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621 et seq.; the Equal Pay Act; the Utah Fair Employment and Housing Act; the Utah Family Rights Act; and any other federal, state, or local human or civil rights, wage-hour, pension or labor law, rule and/or regulation, each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise. The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permitted by applicable law.

(c)            You acknowledge and agree that as of the Effective Date you have no knowledge of any facts or circumstances that give rise to or could give rise to any claims under any of the laws listed in the preceding paragraph.

(d)            Nothing contained in this Section 2 shall be a waiver of any claims that cannot be waived by law.

(e)            Without limiting the scope of the release herein, the release also includes, without limitation, any claims or potential claims against any of the Company Group for wages, earned vacation, paid time off, bonuses, expenses, and benefits earned through the date of the execution of this Agreement. Such amounts are not consideration for this Agreement.

3.            Opportunity for Review; Acceptance. You have until 21 days after the Effective Date (the “Review Period”) to review and consider this Agreement. To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of the Agreement to Lipocine. In the event of your failure to execute and deliver this Agreement prior to the expiration of the Review Period, this Agreement will be null and void and of no effect, and neither Lipocine nor any member of the Company Group will have any obligations hereunder. By execution of this Agreement, you expressly waive any and all rights or claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) and: (a) You acknowledge that this waiver of rights or claims arising under the ADEA is in writing, and is knowing, voluntary and understood by you; (b) You expressly understand that this waiver specifically refers to rights or claims arising under the ADEA; (c) You expressly understand that by execution of this Agreement, you do not waive any rights or claims under the ADEA that may arise after the date the waiver is executed; (d) You acknowledge that the waiver of rights or claims arising under the ADEA is in exchange for the Consideration, which is above and beyond that to which you are entitled; (e) You acknowledge that Lipocine is expressly advising you to consult with an attorney of your choosing prior to executing this Agreement; (f) You have been advised by Lipocine that you are entitled to up to twenty-one (21) days from receipt of this Agreement within which to consider this Agreement, which period is referred to as the Review Period; (g) You acknowledge that you have been advised by Lipocine that you are entitled to revoke (in the event you execute this Agreement) this waiver of rights or claims arising under the ADEA within seven (7) days after executing this Agreement and that said waiver will not be, and does not become, effective or enforceable until the seven (7) day revocation period has expired (the “Revocation Period”); (h) The parties agree that should you exercise your right to revoke the waiver under subparagraph (g) hereof, this entire Agreement, and its obligations, including, but not limited to the obligation to provide you with Consideration and any other benefits, are null, void and of no effect; (i) You acknowledge and agree that you will communicate your decision to accept or reject this Agreement to Lipocine as provided herein; and (j) nothing in this Agreement shall be construed to prohibit you from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission, though you have waived any right to monetary relief. Should you elect to revoke this Agreement within the Revocation Period, a written notice of revocation shall be delivered to Lipocine Inc., Attn: Morgan Brown Chief Financial Officer, 675 Arapeen Drive, Suite 202, Salt Lake City, UT 84108.

4.            Other Agreements. Your duties and obligations pursuant to the Inventions Agreement signed by you shall survive this Agreement and remain in full force and effect, and the Consideration herein constitutes consideration for your promises and obligations pursuant to these agreements.

5.            Confidential Information. You recognize and acknowledge that Lipocine’s business and continued success depends upon the use and protection of confidential and proprietary business information, including, without limitation, the information and technology developed by or available through licenses to any member of the Company Group to which you had access during your Employment (all such information being “Confidential Information”). The phrase Confidential Information will be interpreted to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to any member of the Company Group’s or its subsidiaries’ or affiliates’ (including their predecessors) current or potential business and (ii) not generally or publicly known. Confidential Information includes, without limitation, the information, observations and data obtained by you while employed by any member of the Company Group and its subsidiaries (or any of their predecessors) or while performing services hereunder concerning the business or affairs of any member of the Company Group or any of its subsidiaries or affiliates, the identities of the current, former or prospective employees, suppliers and customers of any member of the Company Group or its subsidiaries, development, transition and transformation plans, methodologies and methods of doing business, clinical information, research and development information, regulatory information and correspondence, other correspondence, strategic, marketing and expansion plans, financial and business plans, financial data, pricing information, employee lists and telephone numbers, business development and market research information, locations of sales representatives, new and existing customer or supplier programs and services, customer terms, customer service and integration processes, requirements and costs of providing service, support and equipment and trade secrets. Provided, however, that the phrase does not include information that (a) was lawfully in your possession prior to disclosure of such information to you by any member of the Company Group; (b) was, or at any time becomes, available in the public domain other than through a violation of this Agreement; (c) is documented by you as having been developed by you outside the scope of your rendering services hereunder and independently; or (d) is furnished to you by a third party not under an obligation of confidentiality to Lipocine or any other member of the Company Group. You agree that you will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized in writing by Lipocine. You will be allowed to disclose such information of the Company or any member of the Company Group to the extent that such disclosure is:

(a)             duly approved in writing by the Company or by the member of the Company Group;

(b)             necessary for you to enforce your rights under this Agreement in connection with a legal proceeding; or

(c)             required by law or by the order of a court or similar judicial or administrative body, provided that you notify the Company of such required disclosure promptly and cooperate with the Company in any lawful action to contest or limit the scope of such required disclosure.

Your obligations under this Agreement are in addition to any obligations you have under state or federal law and under the Inventions Agreement. You agree that you will not violate in any way the rights that Lipocine or any other member of the Company Group has with regard to trade secrets or proprietary or Confidential Information. Your obligations under this Section 5 are indefinite in term.

6.            Inventions and Patents. For purposes of this Agreement, “Inventions” includes, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether protectable or not, made while performing services during your Employment. Accordingly, you will:

(a)             make adequate written records of such Inventions, which records will be the Company’s property;

(b)             assign to the Company, at its request, any rights you may have to such Inventions for the U.S. and all foreign countries;

(c)             waive and agree not to assert any moral rights you may have or acquire in any Inventions and agree to provide written waivers from time to time as requested by the Company; and

(d)             assist the Company (at the Company’s expense) in obtaining and maintaining patents or copyright registrations with respect to such Inventions.

You understand and agree that the Company or its designee will determine, in its sole and absolute discretion, whether an application for patent will be filed on any Invention that is the exclusive property of the Company, as set forth above, and whether such an application will be abandoned prior to issuance of a patent.

You hereby irrevocably designate and appoint Lipocine and its duly authorized officers and agents as your agent and attorney in fact, which appointment is coupled with an interest, to act for and in your behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of Sections 6 and 7 of this Agreement with the same legal force and effect as if executed by you. You hereby waive and quitclaim to Lipocine any and all claims, of any nature whatsoever, which you now or may hereafter have for infringement of any proprietary rights assigned hereunder to Lipocine.

You further agree that you will promptly disclose in writing to the Company for one (1) year, all such Inventions so that your rights and the Company’s rights in such Inventions can be determined. You represent and warrant that you have no Inventions, software, writings or other works of authorship useful to the Company or any member of the Company Group in the normal course of its business, which were conceived, made or written prior to the date of this Agreement and which are excluded from the operation of this Agreement.

The provisions of this Section 6 shall not apply to any Invention meeting the following conditions:

(a)           such Invention was developed entirely on your own time;

(b)           such Invention was not conceived, developed, reduced to practice, or created by you: (i) within the scope of your service; (ii) on the Company’s time; or (iii) with the aid, assistance, or use of any of the Company’s property, equipment, facilities, supplies, resources, or intellectual property; or

(c)           such Invention does not relate (i) directly to the industry or trade of the Company or (ii) to the Company’s current or demonstrably anticipated business, research or development.

7.            Work Product and Copyrights. You agree that all right, title and interest in and to the materials resulting from the performance of your duties during your Employment and all copies thereof, including works in progress, in whatever media, (the “Work”), remains in and is owned by the Company or any member of the Company Group from their creation. You further agree:

(a)           to the extent that any portion of the Work constitutes a work protectable under the copyright laws of the United States (the “Copyright Law”), that all such Work will be considered a “work made for hire” as such term is used and defined in the Copyright Law, and that the Company or any member of the Company Group will be considered the “author” of such portion of the Work and the sole and exclusive owner throughout the world of copyright therein; and

(b)           if any portion of the Work does not qualify as a “work made for hire” as such term is used and defined in the Copyright Law, that you hereby assign and agree to assign to the Company or any member of the Company Group, without further consideration, all right, title and interest in and to such Work or in any such portion thereof and any copyright therein and further agrees to execute and deliver to the Company or any member of the Company Group, upon request, appropriate assignments of such Work and copyright therein and such other documents and instruments as the Company may request to fully and completely assign such Work and copyright therein to the Company, its successors or nominees, and that you hereby appoint the Company as attorney-in-fact to execute and deliver any such documents on your behalf in the event you should fail or refuse to do so within a reasonable period following the Company’s request.

8.             Non-solicitation. For a period expiring two (2) years after the Effective Date, you covenant and agree that you will not:

(a)            Hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any customer, officer, employee or agent of any member of the Company Group or any of its affiliates to alter or discontinue a relationship with any member of the Company Group or to do any act that is inconsistent with the interests of any member of the Company Group or any of its affiliates;

(b)            Directly or indirectly solicit, divert, take away or attempt to solicit, divert or take away any customers or potential customers of any member of the Company Group or any of its affiliates, including without limitation anyone who during your Employment engaged in discussions with any member of the Company Group for the purchase of products or services; or

(c)            Directly or indirectly solicit, divert, or in any other manner persuade or attempt to persuade any supplier or vendor of any member of the Company Group or any of its affiliates to alter or discontinue its relationship with any member of the Company Group or any of its affiliates.

Because the members of the Company Group do business with customers throughout the United States and around the world, there is no geographic limitation to this Section 8.

The Company and you agree that: this provision does not impose an undue hardship on you and is not injurious to the public; that this provision is necessary to protect the business of any member of the Company Group and its affiliates; the nature of your responsibilities with any member of the Company Group under this Agreement require you to have access to confidential information which is valuable and confidential to any member of the Company Group; the scope of this Section 8 is reasonable in terms of length of time and geographic scope; and adequate consideration supports this Section 8, including the consideration exchanged herein.

9.            Non-Disparagement. Following the Effective Date, you agree to refrain from making any statement, directly or indirectly that is false, disparaging, misleading or untrue, either oral or written, whether public or private, regarding Lipocine or any other members of the Company Group or any of the Company Parties. You further agree that you will not at any time disparage or defame Lipocine or any other members of the Company Group or any of the Company Parties or any of their respective reputations in any way. You further agree not to serve as an expert witness adverse to Lipocine in any investigations or legal proceedings or disparage any member of the Company Group or any of the Company Parties to any future employer or party engaging you as a consultant. Nothing in this Agreement shall be construed to prohibit you from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission, though you have waived any right to monetary relief, or otherwise complying with your obligations to provide truthful testimony or information as required by a court or by statute.

For its part, Lipocine, agrees and agrees to cause its officers and directors, not to directly or indirectly make any false, disparaging, misleading or untrue statement, either oral or written, whether public or private, regarding you or your employment.  Lipocine, for itself and its officers and directors further agrees that it will not at any time disparage or defame you or your reputation in any way. Notwithstanding anything herein to the contrary, Lipocine, and its officers and directors may adhere to a policy of not commenting on your prior employment when asked by third parties and such policy shall not be deemed a violation of this Section 9.

10.            Knowing and Voluntary Waiver. You expressly acknowledge and agree that (a) you are able to read the language, and understand the meaning and effect, of this Agreement; (b) are specifically agreeing to the terms of the release contained in this Agreement because Lipocine has agreed to pay you the Consideration, which Lipocine has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution, of this Agreement; (c) acknowledge that but for your execution of this Agreement, you would not be entitled to the Consideration; (d) were advised to consult with your attorney regarding the terms and effect of this Agreement; and (e) have signed this Agreement knowingly and voluntarily.

11.            No Suit. You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation reasonable attorneys’ fees of Lipocine or any of the Company Group or any of the Company Parties against whom you have filed such a complaint, charge or lawsuit. Nothing in this Agreement shall be construed to prohibit you from filing a charge or complaint with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission, though you have waived any right to monetary relief.

12.            Successors and Assigns. The provisions hereof shall endure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

13.            Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement. This Agreement shall be construed together with the Inventions Agreement so as to give the Company the broadest possible protections even if a provision of this Agreement conflicts with a provision of the Inventions Agreement.

14.            Return of Property. You shall return, as soon as possible after the Effective Date, and not retain in any form or format, all Lipocine documents, data, and other property in your possession or control. Lipocine “documents, data, and other property” includes, without limitation, any computers, fax machines, cell phones, IPads, access cards, keys, reports, manuals, contracts, agreements, records, product samples, inventory, business plans, clinical or R&D plans and information, regulatory correspondence and materials, correspondence or analysis and/or other documents or materials related to Lipocine’s business that you have compiled, generated or received while working for Lipocine, including all copies, samples, computer data, disks, recordings, or records of such material. After returning these documents, data, and other property you will permanently delete from any electronic media in your possession, custody, or control (such as computers, cell phones, IPads, hand-held devices, back-up devices, zip drives, PDAs, etc.), or to which you have access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored images of Lipocine, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained. Furthermore, you agree, on or before the Effective Date, to provide Lipocine with a list of any documents that you created or are otherwise aware to be password protected and the password(s) necessary to access such password protected documents. Lipocine’s obligations under this Agreement are contingent upon you returning all Lipocine documents, data, and other property as set forth above.

15.            Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you, Lipocine or any member of the Company Group or any Company Parties.

16.            Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the subject matter hereof, including without limitation the termination of your Employment. Except as set forth in Section 4, this Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

17.            Amendments; Waiver. This Agreement may not be altered or amended, and no right hereunder may be waived, except by an instrument executed by each of the parties hereto. No waiver of any term, provision, or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

18.            Governing Law; Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF UTAH, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE. ANY DISPUTE ARISING OUT OF THIS AGREEMENT, OR THE BREACH THEREOF, SHALL BE BROUGHT IN A COURT OF COMPETENT JURISDICTION IN SALT LAKE COUNTY, THE STATE OF UTAH, THE PARTIES EXPRESSLY CONSENTING TO VENUE IN SALT LAKE COUNTY, THE STATE OF UTAH. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. THE PREVAILING PARTY IN ANY LAWSUIT THAT GIVES RISE TO CLAIMS GOVERNED BY THIS AGREEMENT SHALL BE ENTITLED TO AN AWARD OF ATTORNEYS’ FEES FROM THE OTHER PARTY.

19.            Injunctive Relief. You acknowledge that it would be difficult to fully compensate Lipocine for damages resulting from any breach of the provisions of 4, 5, 6, 7, 8, 9, or 14 of this Agreement. Accordingly, in the event of any actual or threatened breach of such provisions, Lipocine shall (in addition to any other remedies that it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

GERALD T. SIMMONS /s/ Gerald T. Simmons	LIPOCINE INC. By: /s/ Mahesh Patel Its: President and CEO